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                                                                  Exhibit 23.1





                        INDEPENDENT AUDITORS' CONSENT

The Stockholders and Board of Directors of
The Gillette Company

We consent to the use of our report dated February 11, 2002, with respect to the consolidated balance sheet of The Gillette Company and subsidiary companies as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP

Boston, Massachusetts
April 12, 2002